UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SMART Technologies Inc.

(Exact name of registrant as specified in its charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3636 Research Road N.W.
Calgary, Alberta	T2L 1Y1
(Address of principal executive offices)	(Postal code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Shares	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-167738

Securities to be registered pursuant to Section 12(b) of the Act: None

Explanatory Note

The Registrant was previously authorized to issue both Class A Subordinate Voting Shares and Class B Shares under its Articles of Incorporation. In accordance with the provisions thereof, upon the occurrence of certain events in 2014 all of the issued and outstanding Class B Shares, which were entitled to multiple votes per share, were automatically converted into Class A Subordinate Voting Shares entitled to one vote per share. Immediately after such conversion there were no issued and outstanding Class B Shares, and under the Registrant’s Articles of Incorporation no further Class B Shares may be issued. In an amendment to the Registrant’s Articles of Incorporation approved at its annual general and special meeting of shareholders held August 7, 2014, the Class A Subordinate Voting Shares were redesignated as Common Shares.

Item 1.	Description of Registrant’s Securities to be Registered

The following is a description of the material terms of the Common Shares of the Registrant. More detailed information regarding the Common Shares is set forth in the Registrant’s Articles of Incorporation, as amended, and in its Amended and Restated By-laws, copies of which have been filed with the Securities and Exchange Commission, as noted in Item 19 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015.

(1)	Dividends; Rights on Liquidation, Dissolution, or Winding-up. The rights, privileges, restrictions and conditions attaching to the Common Shares are subject to and subordinate to the rights, privileges, restrictions and conditions attaching to any preferred shares that may be issued by the Registrant from time to time (“Preferred Shares”), and the Common Shares will rank pari passu, share for share, as to the right to receive dividends and to receive the remaining property and assets of the Registrant on liquidation, dissolution or winding-up. Subject to the rights of the holders of any then-outstanding Preferred Shares, holders of Common Shares are entitled to receive:

(a)	such dividends as the Board of Directors of the Registrant determines, in an identical amount per share, at the same time and in the same form (whether in cash or other assets), and

(b)	in the event of the liquidation, dissolution or winding-up of the Registrant, whether voluntary or involuntary, or any other distribution of assets of the Registrant among its shareholders for the purpose of winding up its affairs, the remaining property and assets of the Registrant, in an identical amount per share, at the same time and in the same form (whether in cash or other asset).

(2)	Meetings and Voting. Each holder of Common Shares is entitled to receive notice of, and to attend and vote at, all meetings of shareholders of the Registrant, except meetings at which only holders of another class or series has the right to vote. The Common Shares are entitled to one vote per share, and will not vote separately as a class on any matter except as provided in the Business Corporations Act (Alberta).

(3)	Conversion. The Common Shares cannot be converted into any other class of shares of the Registrant.

Item 2.	Exhibits

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 20, 2015	SMART TECHNOLOGIES INC.

	By:	/s/ Jeffrey A. Losch
Jeffrey A. Losch
Vice President, Legal and General Counsel

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